EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-148932, 333-148933, 333-164330, 333-164331, 333-170900, 333-170901, 333-179491, 333-200165, 333-200166 and 333-200167) of our reports dated March 31, 2015, with respect to the consolidated financial statements of EZchip Semiconductor Ltd. and the effectiveness of internal control over financial reporting of EZchip Semiconductor Ltd. included in this Annual Report on Form 20-F of EZchip Semiconductor Ltd. for the year ended December 31, 2014.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST, FORER, GABBAY AND KASIERER

March 31, 2015	A member of Ernst & Young Global